EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-effective Amendment No. 2 to Registration Statement No. 333-164459 of Form S-4 of our reports dated November 10, 2009, relating to the consolidated financial statements of Beazer Homes USA, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income taxes on October 1, 2007), and the effectiveness of Beazer Homes USA, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Atlanta, Georgia
February 23, 2010